Exhibit 4.4

ACKNOWLEDGEMENT AND WAIVER OF ANTI-DILUTION ADJUSTMENTS

This Acknowledgement and Waiver of Anti-Dilution Adjustments (this “Acknowledgement”), dated as of May 21, 2009, is made by and among Juma Technology Corp., a Delaware corporation (the “Company”), Vision Opportunity Master Fund, Ltd. (“VOMF”), and Vision Capital Advantage Fund, L.P. (“VCAF” and together with VOMF, “Vision”).

WHEREAS, the Company is the issuer of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) pursuant to the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock of Juma Technology Corp. (the “Series A Certificate of Designation”) filed with the State of Delaware on September 5, 2007, as amended on June 20, 2008;

WHEREAS, the Company is the issuer of Series B Convertible Preferred Stock (the “Series B  Preferred Stock”) pursuant to the Certificate of Designation of the Relative Rights and Preferences of the Series B Convertible Preferred Stock of Juma Technology Corp. (the “Series B Certificate of Designation”) filed with the State of Delaware on June 20, 2008;

WHEREAS, the Company has previously issued the following notes (collectively, the “Prior Notes”):

(a)	Senior secured 10% convertible promissory note dated November 29, 2007 in the outstanding principal amount of $463,122 issued to VOMF;

(b)	Senior secured 10% convertible promissory note dated November 29, 2007 in the outstanding principal amount of $1,929,674 issued to VOMF;

(c)	Senior secured 10% convertible promissory note dated November 29, 2007 in the outstanding principal amount of $136,878 issued to VCAF;

(d)	Senior secured 10% convertible promissory note dated November 29, 2007 in the outstanding principal amount of $570,326 issued to VCAF;

(e)	Senior secured 10% convertible promissory note dated March 7, 2008 in the outstanding principal amount of $1,119,211 issued to VOMF;

(f)	Senior secured 10% convertible promissory note dated March 7, 2008 in the outstanding principal amount of $330,789 issued to VCAF;

(g)	Senior secured 10% convertible promissory note dated June 20, 2008 in the outstanding principal amount of $1,119,211 issued to VOMF; and

(h)	Senior secured 10% convertible promissory note dated June 20, 2008 in the outstanding principal amount of $330,789 issued to VCAF; and

(i)	10% convertible bridge note dated February 9, 2009 in the outstanding principal amount of $1,500,000 issued to VOMF;

WHEREAS, the Company has issued the following Series B Warrants (collectively, the “Series B Warrants”):

(a)	Series B Warrant to purchase 4,824,188 shares of Common Stock of the Company dated August 16, 2007 issued to VOMF; and

(b)	Series B Warrant to purchase 1,425,812 shares of Common Stock of the Company dated August 16, 2007 issued to VCAF;

WHEREAS, the Company has issued to VOMF a Series A Warrant to purchase 3,000,000 shares of Common Stock of the Company (the “Series A Warrant”) dated February 9, 2009;

WHEREAS, the Company and Vision have entered into a Note and Warrant Purchase Agreement dated as of May 21, 2009, wherein Vision purchased from the Company, 10% convertible bridge notes (the “Notes”) with a conversion price of $0.15; and

WHEREAS, the Series A Preferred Stock, the Prior Notes and the Series B Warrant each have certain price protections (the “Price Protections”) whereby the Conversion and/or Warrant Price, as applicable (as such terms are defined in the respective securities), is adjusted upon the issuance by the Company of Common Stock Equivalents (as such term is defined in the respective securities).

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby agreed and acknowledged, the parties hereto hereby agree as follows:

1.           As a result of the issuance of the Notes, the Company acknowledges that the Notes trigger the Price Protections of the Series A Preferred Stock having the effect of adjusting the Conversion Price to $0.15;

2.           As a result of the issuance of the Notes, the Company acknowledges that the Notes trigger the Price Protections of the Prior Notes having the effect of adjusting the Conversion Price of each Prior Note to $0.15;

3.           As a result of the issuance of the Notes, the Company acknowledges that the Notes trigger the Price Protections of the Series B Warrants having the effect of adjusting the Warrant Price to $0.25; provided however, that Vision acknowledges and agrees that no additional shares of common stock shall be issued as a result of the change in Warrant Price; and

4.           As a result of the issuance of the Notes, the Company acknowledges that the Notes trigger the Price Protections of the Series B Preferred Stock and the Series A Warrant, provided however, that VOMF and VCAF, as applicable, hereby waive such Price Protections.

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IN WITNESS WHEREOF, this Acknowledgement was duly executed as of the date set forth above.

JUMA TECHNOLOGY CORP.

By:	/s/ Anthony M. Servidio
Name: Anthony M. Servidio
Title: Chief Executive Officer

VISION OPPORTUNITY MASTER FUND, LTD.

By:	/s/ Adam Benowitz
Name: Adam Benowitz
Title: Director

VISION CAPITAL ADVANTAGE FUND, L.P. By: VCAF GP, LLC, its General Partner

By:	/s/ Adam Benowitz
Name: Adam Benowitz
Title: Authorized Signatory